EXHIBIT 10.2

RESTATED BANK EMPLOYMENT AGREEMENT

This AGREEMENT is made effective as of the 23rd day of October, 2007 by and between Pamrapo Savings Bank, S.L.A. (the “Bank”), a corporation organized under the laws of the State of New Jersey, with its principal administrative office at 611 Avenue C, Bayonne, New Jersey, and William J. Campbell (“Executive”). Any reference to “Holding Company” herein shall mean Pamrapo Bancorp, Inc. or any successor thereto.

WHEREAS, the Bank and Executive entered into an Employment Agreement effective November 10, 1989 (the “Original Agreement”); and

WHEREAS, Section 15(a) of the Original Agreement provides that it may be modified by written instrument signed by both parties; and

WHEREAS, the amendment and restatement of the Original Agreement now is considered desirable by the parties;

NOW, THEREFORE, the Original Agreement is amended and restated as follows:

1.	POSITION AND RESPONSIBILITIES.

During the period of his employment hereunder, Executive agrees to serve as President and Chief Executive Officer of the Bank. During said period, Executive also agrees to serve, if elected, as an officer and director of any subsidiary or affiliate of the Bank. Failure to reelect Executive as President and Chief Executive Officer without the consent of the Executive shall constitute a breach of this Agreement.

2.	TERMS AND DUTIES.

(a) The period of Executive’s employment under this Agreement shall be deemed to have commenced as of the date first above written and shall continue for a period of thirty-six (36) full calendar months thereafter. Commencing on the first anniversary date of this Agreement, and continuing at each anniversary date thereafter, the Agreement shall automatically renew for an additional year such that the remaining term shall be three (3) years unless written notice is provided to Executive at least ten (10) days and not more than twenty (20) days prior to such anniversary date, that his employment shall cease at the end of thirty-six (36) months following the next anniversary date. Executive may terminate his employment with the Holding Company at any time during the term of this Agreement.

(b) During the period of his employment hereunder, except for periods of absence occasioned by illness, reasonable vacation periods, and reasonable leaves of absence, Executive shall devote substantially all his business time, attention, skill, and efforts to the faithful performance of his duties hereunder including activities and services related to the organization, operation and management of the Bank; provided, however, that, with the approval of the Board of Directors of the Bank (“Board”), as evidenced by a resolution of such Board, from time to time, Executive may serve, or continue to serve, on the boards of directors of, and hold any other offices or positions in, companies or organizations, which, in such Board’s judgment, will not present any conflict of interest with the Bank, or materially affect the performance of Executive’s duties pursuant to this Agreement.

3.	COMPENSATION AND REIMBURSEMENT.

(a) The compensation specified under this Agreement shall constitute the salary and benefits paid for the duties described in Section 2(b). The Bank shall pay Executive as compensation a salary of not less than $440,000 per year (“Base Salary”). Such salary shall be payable biweekly. During the period of this Agreement, Executive’s salary shall be reviewed at least annually. Such review shall be conducted by a Committee designated by the Board, and such Committee may increase said salary. In addition to the salary provided in this Section 3(a), the Bank shall provide Executive at no cost to Executive with all such other benefits as are provided uniformly to permanent full-time employees of the Bank.

(b) The Bank will provide Executive with employee benefit plans, arrangements and perquisites substantially equivalent to those in which Executive was participating or otherwise deriving benefit from immediately prior to the beginning of the term of this Agreement, and the Bank will not, without Executive’s prior written consent, make any changes in such plans, arrangements or perquisites which would adversely affect Executive’s rights or benefits thereunder. Without limiting the generality of the foregoing provisions of this Subsection (c), Executive will be entitled to participate in or receive benefits under any employee benefit plans including retirement plans, pension plans, profit-sharing plans, health-and-accident plan, medical coverage or any other employee benefit plan or arrangement made available by the Bank in the future to its senior executives and key management employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements. Executive will be entitled to incentive compensation and bonuses as provided in any plan of the Bank in which Executive is eligible to participate. Nothing paid to the Executive under any such plan or arrangement will be deemed to be in lieu of other compensation to which the Executive is entitled under this Agreement.

(c) In addition to the salary provided for by paragraph (a) of this Section 3, the Bank shall pay or reimburse Executive for all reasonable travel and other reasonable expenses incurred by Executive performing his obligations under this Agreement and may provide such additional compensation in such form-and such amounts as the Board may from time to time determine.

4.	PAYMENTS TO EXECUTIVE UPON INVOLUNTARY TERMINATION OF EMPLOYMENT.

The provisions of this Section shall in all respects be subject to the terms and conditions stated in Sections 8 and 15.

(a) Upon the occurrence of an Event of Termination (as herein defined) during the Executive’s term of employment under this Agreement, the provisions of this Section shall apply. As used in this Agreement, an “Event of Involuntary Termination” shall mean and include anyone or more of the following: (i) the termination by the Bank or the Holding Company of Executive’s full-time employment hereunder for any reason other for Cause, as defined in Section 8 hereof; or (ii) Executive’s resignation from the Bank’s employ, upon any (A) material diminution in Executive’s function, duties, authority or responsibilities, with respect to the position and attributes thereof described in Section I, above, (and any such material change shall be deemed a material breach of this Agreement), or (B) material breach of this Agreement by the Bank. Notwithstanding the preceding sentence, Executive’s termination of employment upon the occurrence of any condition described in clause (ii) above, shall be an Involuntary Termination Event only if: the Executive provides notice to the Holding Company within 90 days following the occurrence of the condition described in clause (ii) giving rise to the termination and allow the Holding Company thirty (30) days to cure the condition; and the termination occurs on the earlier of the date that is the end of the term of this Agreement and the date that is two years following the initial occurrence of the condition giving rise to the termination.

(b) Upon the occurrence of an Event of Involuntary Termination, the Bank shall pay Executive, or, in the event of his subsequent death, his beneficiary or beneficiaries, or his estate, as the case may be, as severance pay or liquidated damages, or both, a sum equal to the greater of three (3) times the average of the three preceding years’ annual compensation paid to the Executive or the payments due for the remaining term of the agreement. Such payment shall be made in a lump sum within 60 days following the Executive’s termination or, if later, on January 1, 2008. For the purposes of this Section 4(b) and Sections 5(c) and 6(b) of the Agreement, such annual compensation shall include base salary, commissions, bonuses, any other cash compensation, contributions or accruals on behalf of Executive to any pension and/or profit sharing plan, severance payments, retirement payment, director or committee fees and fringe benefits paid or to be paid to the Executive in any such year and payment of any expense item without accountability or business purpose or that do not meet the Internal Revenue Service requirements for deductibility by the Holding Company or the Institution. Notwithstanding any other provision of this Agreement, no payment shall be made pursuant to this Section 4(b) if payment has been made or is being made pursuant to Section 5(c) of this Agreement.

(c) Upon the occurrence of an Event of Involuntary Termination, the Bank will cause to be continued life, health and disability coverage substantially identical to the coverage maintained by the Bank for Executive prior to his termination. Such coverage shall cease upon the earlier of Executive’s employment by another employer or the expiration of the remaining term of this Agreement.

(d) Upon the occurrence of an Event of Involuntary Termination, the Executive will have a period of twelve (12) months within which to exercise options and any limited rights attached thereto granted to him under any stock option plan of the Bank. However, with respect to incentive stock options, as defined in Section 422A of the Internal Revenue Code of 1986 (“Code”) in order for the options to be treated as Incentive Stock Options, the options must be exercised within three (3) months of the Event of Involuntary Termination and not later than the date which is ten (10) years from the date of grant of such incentive stock option, or in the case of a ten percent stockholder, five (5) years from the date of grant of such incentive stock option.

(e) Notwithstanding the preceding paragraphs of this Section 4, in the event that the aggregate payments or benefits to be made or afforded to Executive under said paragraphs (the

“Involuntary Termination Benefits”) would be deemed to include an “excess parachute payment” under Section 280G of the Code or any successor thereto, subject to the excise tax (the “Excise Tax”) imposed under Section 4999 of the Code, the Bank shall pay to the Executive an additional amount (the “Gross-Up Payment”) such that the net amount retained by the Executive, after deduction of the Excise Tax on the Involuntary Termination Payments and any Federal, state and local income and employment taxes and the Excise Tax upon the Gross-Up payment, shall be equal to the Involuntary Termination Benefits.

(i) For purposes of determining whether any of the Involuntary Termination Benefits will be subject to the Excise Tax and the amount of such Excise Tax, (A) all of the Involuntary Termination Benefits shall be treated as “parachute payments” (within the meaning of Section 280G(b)(2) of the Code) unless, in the opinion of tax counsel (“Tax Counsel”) reasonably acceptable to the Executive and selected by the accounting firm which was, immediately prior to the Involuntary Termination, the Bank’s independent auditor (the “Auditor”), such payments or benefits (in whole or in part) should not be treated by the courts as constituting parachute payments, including by reason of Section 280G(b)(4)(A) of the Code, (B) all “excess parachute payments” within the meaning of Section 280G(b)(l) of the Code shall be treated as subject to the Excise Tax unless, in the opinion of Tax Counsel, such excess parachute payments (in whole or in part) should be treated by the courts as representing reasonable compensation for services actually rendered (within the meaning of Section 280G(b)(4)(B) of the Code), or are otherwise not subject to the Excise Tax, and (C) the value of any noncash benefits or any deferred payment or benefit shall be determined by the Auditor in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. All fees and expenses of the Tax Counsel and the Auditor shall be borne solely by the Bank.

(ii) For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay Federal income tax at the highest marginal rate of Federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive’s residence in the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in Federal income taxes which could be obtained from deduction of such state and local taxes, taking into account the reduction in itemized deduction under Section 68 of the Code.

(iii) The Gross-Up Payment shall be made upon the payment to the Executive of the Involuntary Termination Benefits unless it is initially determined by the Bank or the Tax Counsel that the Involuntary Termination Benefits are not subject to the Excise Tax but after payment of the Involuntary Termination Benefits, it is finally that the Involuntary Termination Benefits are subject to the Excise Tax, in which case it shall be made upon the imposition upon the Executive of the Excise Tax.

(iv) The Executive shall notify the Bank in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Bank of a Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten (10) business days after the Executive is informed in writing of such claim and shall apprise the Bank of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the thirty (30) day period following the date on which the Executive gives such notice to the Bank (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Bank notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

a.	give the Bank any information reasonably requested by the Bank relating to such claim;

b.	take such action in connection with contesting such claim as the Bank shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Bank and reasonably satisfactory to the Executive;

c.	cooperate with the Bank in good faith in order to effectively contest such claim; and

d.	permit the Bank to control any proceedings relating to such claim as provided below; provided, however, that the Bank shall bear and pay directly all costs and expenses (including, but not limited to, additional interest and penalties and related legal, consulting or other similar fees) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for the Excise Tax or other tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses.

(v) The Bank shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Bank shall determine; provided, however, that if the Bank directs the Executive to pay such claim and sue for a refund, the Bank shall advance the amount of such payment to the Executive and shall indemnify and hold the Executive harmless from the Excise Tax or other tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and provided, further, that if the Executive is required to extend the statute of limitations to enable the Bank to contest such claim, the Executive may limit this extension solely to such claim. The Bank’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority. In addition, no position may be taken nor any final resolution be agreed to by the Bank without the Executive’s consent if such position or resolution could reasonably be expected to adversely affect the Executive (including any other tax position of the Executive unrelated to the matters covered hereby).

(vi) In the event that the Executive receives a refund of the Excise Tax previously paid, the Executive shall repay to the Bank, within five (5) business days following the receipt of such refund of the Excise Tax previously paid, the amount of such refund plus any interest received by the Executive from the Internal Revenue Service on the refund, and an amount equal to the reduction in the Executive’s Federal, state and local income tax assuming that the repayment is deductible, using the assumptions set forth in Section 2.6(b)(iii). If, after the receipt by the Executive of an amount advanced by the Bank in connection with the Excise Tax claim, a determination is made that Executive shall not be entitled to any refund with respect to such claim and the Bank does not notify the Executive in writing of its intent to contest the denial of such refund prior to the expiration of thirty (30) days after such determination, such advance shall be forgiven and shall not be required to be repaid.

5.	CHANGE IN CONTROL.

(a) No benefit shall be payable under this Section 5 unless there shall have been a Change in Control of the Bank or Holding Company, as set forth below. For purposes of this Agreement, a “Change in Control” of the Bank or Holding Company shall mean a “change in the ownership” of the Bank or Holding Company, a “change in effective control” of the Bank or Holding Company, or a “change in the ownership of a substantial portion of the assets” of the Bank or Holding Company as defined in Section 409A of the Code and the regulations promulgated thereunder.

(b) If any of the events described in Section 5(a) hereof constituting a Change in Control have occurred, Executive shall be entitled to the benefits provided in paragraphs (c),(d), (e), and (f) of this Section 5.

(c) Upon the occurrence of a Change in Control, the Bank shall pay Executive, or in the event of his subsequent death, his beneficiary or beneficiaries, or his estate, as the case may be, as severance pay or liquidated damages, or both, a sum equal to three (3) times the average of the three preceding years’ annual compensation paid to the Executive. Such payment shall be made in a lump sum within 60 days following the Change in Control or, if later, on January 1, 2008.

(d) Upon the Occurrence of a Change in Control, Executive will have a period -of twelve (12) months within which to exercise options and any limited rights attached thereto granted to him under any stock option plan of the Holding Company. However, with respect to incentive stock options, as defined in Section 422A of the Internal Revenue Code of 1986 (“Code”) in order for the options to be treated as Incentive Stock Options, the options must be exercised within three (3) months of the Change in Control and not later than the date which is ten (10) years from the date of grant of such incentive stock option, or in the case of a ten percent stockholder, five (5) years from the date of grant of such incentive stock option.

(e) Upon the occurrence of a Change in Control, the Executive will be entitled to any benefits under the Bank’s Management Recognition and Retention Plan arising from a Change in Control.

(f) Notwithstanding the preceding paragraphs of this Section 5, in the event that the aggregate payments or benefits to be made or afforded to Executive under said paragraphs (the “Change in Control Benefits”) would be deemed to include an “excess parachute payment” under Section 280G of the Code or any successor thereto, subject to the excise tax (the

“Excise Tax”) imposed under Section 4999 of the Code, the Bank shall pay to the Executive an additional amount (the “Gross-Up Payment”) such that the net amount retained by the Executive, after deduction of the Excise Tax on the Change in Control Payments and any Federal, state and local income and employment taxes and the Excise Tax upon the Gross-Up payment, shall be equal to the Change in Control Benefits.

(i) For purposes of determining whether any of the Change in Control Benefits will be subject to the Excise Tax and the amount of such Excise Tax, (A) all of the Change in Control Benefits shall be treated as “parachute payments” (within the meaning of Section 280G(b)(2) of the Code) unless, in the opinion of tax counsel (“Tax Counsel”) reasonably acceptable to the Executive and selected by the accounting firm which was, immediately prior to the Change in Control, the Bank’s independent auditor (the “Auditor”), such payments or benefits (in whole or in part) should not be treated by the courts as constituting parachute payments, including by reason of Section 280G(b)(4)(A) of the Code, (B) all “excess parachute payments” within the meaning of Section 280G(b)(l) of the Code shall be treated as subject to the Excise Tax unless, in the opinion of Tax Counsel, such excess parachute payments (in whole or in part) should be treated by the courts as representing reasonable compensation for services actually rendered (within the meaning of Section 280G(b)(4)(B) of the Code), or are otherwise not subject to the Excise Tax, and (C) the value of any noncash benefits or any deferred payment or benefit shall be determined by the Auditor in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. All fees and expenses of the Tax Counsel and the Auditor shall be borne solely by the Bank.

(ii) For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay Federal income tax at the highest marginal rate of Federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive’s residence in the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in Federal income taxes which could be obtained from deduction of such state and local taxes, taking into account the reduction in itemized deduction under Section 68 of the Code.

(iii) The Gross-Up Payment shall be made upon the payment to the Executive of the Change in Control Benefits unless it is initially determined by the Bank or the Tax Counsel that the Change in Control Benefits are not subject to the Excise Tax but after payment of the Change in Control Benefits, it is finally that the Change in Control Benefits are subject to the Excise Tax, in which case it shall be made upon the imposition upon the Executive of the Excise Tax.

(iv) The Executive shall notify the Bank in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Bank of a Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten (10) business days after the Executive is informed in writing of such claim and shall apprise the Bank of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the thirty (30) day period following the date on which the Executive gives such notice to the Bank (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the

Bank notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

a. give the Bank any information reasonably requested by the Bank relating to such claim;

b. take such action in connection with contesting such claim as the Bank shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Bank and reasonably satisfactory to the Executive;

c. cooperate with the Bank in good faith in order to effectively contest such claim; and

d. permit the Bank to control any proceedings relating to such claim as provided below; provided, however, that the Bank shall bear and pay directly all costs and expenses (including, but not limited to, additional interest and penalties and related legal, consulting or other similar fees) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for the Excise Tax or other tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses.

(v) The Bank shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Bank shall determine; provided, however, that if the Bank directs the Executive to pay such claim and sue for a refund, the Bank shall advance the amount of such payment to the Executive and shall indemnify and hold the Executive harmless from the Excise Tax or other tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and provided, further, that if the Executive is required to extend the statute of limitations to enable the Bank to contest such claim, the Executive may limit this extension solely to such claim. The Bank’ control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority. In addition, no position may be taken nor any final resolution be agreed to by the Bank without the Executive’s consent if such position or resolution could reasonably be expected to adversely affect the Executive (including any other tax position of the Executive unrelated to the matters covered hereby).

(vi) In the event that the Executive receives a refund of the Excise Tax previously paid, the Executive shall repay to the Bank, within five (5) business days following the receipt of such refund of the Excise Tax previously paid, the amount of such refund plus any interest received by the Executive from the Internal Revenue Service on the refund, and an amount equal to the reduction in the Executive’s Federal, state and local income tax assuming that the repayment is deductible. If, after the receipt by the Executive of an amount advanced by the Bank in connection with the Excise Tax claim, a determination is made that Executive shall not be entitled to any refund with respect to such claim and the Bank does not notify the Executive in writing of its intent to contest the denial of such refund prior to the expiration of thirty (30) days after such determination, such advance shall be forgiven and shall not be required to be repaid.

6.	TERMINATION FOR DISABILITY.

(a) If, Executive is unable to engage in any substantial, gainful activity due to a medically determinable physical or mental impairment and, as a result, he shall have been absent from his duties with the Bank on a full-time basis for twelve (12) consecutive months, and within thirty (30) days after written notice of potential termination is given he shall not have returned to the full-time performance of his duties, the Bank or the Holding Company may terminate Executive’s employment for “Disability”.

(b) The Bank will pay Executive, as disability pay, a monthly payment equal to the greater amount of three-quarters (3/4) of Executive’s monthly rate of annual compensation on the effective date of such termination or $12,000. These disability payments shall commence on the effective date of Executive’s termination and will end on the earlier (i) the date Executive returns to the full-time employment of the Bank in the same capacity as he was employed prior to his termination for Disability and pursuant to an employment agreement between Executive and the Bank; (ii) Executive’s full-time employment by another employer; (iii) Executive attaining the normal age of retirement; or (iv) Executive’s death. Notwithstanding any other provision to the contrary, the Bank may apply any proceeds from disability income insurance for Executive which was paid for by the Bank as partial satisfaction of its obligation under this Section. The disability payments will be in addition to any benefit payable from any qualified or non-qualified retirement plans, stock benefit plans or other programs maintained by the Bank.

(c) The Bank will cause to be continued life, health and disability coverage substantially identical to the coverage maintained by the Bank for Executive prior to his termination for Disability. This coverage shall cease upon the earlier of (i) the date Executive returns to the full-time employment of the Bank, in the same capacity as he was employed prior to his termination for Disability and pursuant to an employment agreement between Executive and the Bank; (ii) Executive’s full-time employment by another employer; (iii) Executive’s attaining the normal age of retirement, or (iv) the Executive’s death.

(d) Notwithstanding the foregoing, there will be no reduction in the compensation otherwise payable to Executive during any period during which Executive is incapable of performing his duties hereunder by reason of temporary disability.

7.	TERMINATION UPON RETIREMENT.

Termination by the Bank of the Executive based on “Retirement” shall mean termination in accordance with the Bank’s retirement policy or in accordance with any retirement arrangement established with Executive’s consent with respect to him. Upon termination of Executive upon Retirement, Executive shall be entitled to all benefits under any retirement plan of the Bank or other plans to which Executive is a party. In addition, the Bank will cause to be continued life and health coverage substantially identical to the coverage maintained by the Bank for Executive prior to his Retirement until his death,

8.	TERMINATION FOR CAUSE.

The term “Termination for Cause” shall mean termination because of the Executive’s personal dishonesty, incompetence, willful misconduct, any breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, or material breach of any provision of this Agreement. In determining incompetence, the acts or omissions shall be measured against standards generally prevailing in the savings institutions industry. Notwithstanding the foregoing, Executive shall not be deemed to have been Terminated for Cause unless and until there shall have been delivered to him a copy of a resolution duly adopted by the affirmative vote of not less than three-fourths of the members of the Board at a meeting of the Board called and held for that purpose (after reasonable notice to Executive and an opportunity for him, together with counsel, to be heard before the Board), finding that in the good faith opinion of the Board, Executive was guilty of conduct justifying Termination for Cause and specifying the particulars thereof in detail.

The Executive shall not have the right to receive compensation or other benefits for any period after Termination for Cause. Any stock options granted to Executive under any stock option plan of the Bank, the Holding Company or any subsidiary or affiliate thereof, shall become null and void effective upon Executive’s receipt of Notice of Termination for Cause pursuant to Section 9 hereof, and shall not be exercisable by Executive at any time subsequent to such Termination for Cause.

9.	NOTICE.

Any purported termination by the Bank or by Executive shall be communicated by Notice of Termination to the other party hereto.

For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated. “Date of Termination” shall mean (A) if Executive’s employment is terminated for Disability, thirty (30) days after a Notice of Termination is given (provided that he shall not have returned to the performance of his duties on a full-time basis during such thirty (3D) day period), and (B) if his employment is terminated for any other reason, the date specified in the Notice of Termination (which, in the case of a Termination for Cause, shall not be less than thirty (30) days from the date such Notice of Termination is given); provided that if, within thirty (30) days after any Notice of Termination is given, the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, by a binding arbitration award, or by a final judgment, order or decree of a court of competent jurisdiction (the time for appeal there from having expired and no appeal having been perfected) and provided further that the Date of Termination shall be extended by a notice of dispute only if such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence. Notwithstanding the pendency of any such dispute, the Bank will continue to pay Executive his full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, Base Salary) and continue him as a participant in all compensation, benefit and insurance plans in which he was participating when the notice of dispute was given, until the dispute is finally resolved in accordance with this Agreement. Amounts paid under this Section are in addition to all other amounts due under this Agreement and shall not be offset against or reduce any other amounts due under this Agreement.

10.	POST-TERMINATION OBLIGATIONS.

(a) All payments and benefits to Executive under this Agreement shall be subject to Executive’s compliance with paragraph (b) of this Section 10 during the term of this Agreement and for one (I) full year after the expiration or termination hereof.

(b) Executive shall, upon reasonable notice, furnish such information and assistance to the Bank as may reasonably be required by the Bank in connection with any litigation in which it or any of its subsidiaries or affiliates is, or may become, a party.

11.	NON-DISCLOSURE.

Executive recognizes and acknowledges that the knowledge of the business activities and plans for business activities of the Bank and affiliates thereof, as it may exist from time to time, is a valuable, special and unique asset of the business of the Bank. Executive will not, during or after the term of his employment, disclose any knowledge of the past, present, planned or considered business activities of the Bank or affiliates thereof to any person, firm, corporation, or other entity for any reason or purpose whatsoever. Notwithstanding the foregoing, Executive may disclose any knowledge of banking, financial and/or economic principles, concepts or ideas which are not solely and exclusively derived from the business plans and activities of the Bank. In the event of a breach or threatened breach by the Executive of the provisions of this Section 11, the Bank will be entitled to an injunction restraining Executive from disclosing, in whole or in part, the knowledge of the past, present, planned or considered business activities of the Bank or affiliates thereof, or from rendering any services to any person, firm, corporation, other entity to whom such knowledge, in whole or in part, has been disclosed or is threatened to be disclosed. Nothing herein will be construed as prohibiting the Bank from pursuing any other remedies available to the Bank for such breach or threatened breach, including the recovery of damages from Executive.

12.	SOURCE OF PAYMENTS.

All payments provided in this Agreement shall be paid in cash or check from the general funds of the Bank, as the case may be, and no special or separate fund shall be established and no other segregation of assets shall be made to assure payment.

13.	EFFECT ON PRIOR AGREEMENTS AND EXISTING BENEFITS PLANS.

This Agreement contains the entire understanding between the parties hereto and supersedes any prior employment agreement between the Bank or any predecessor of the Bank and Executive,

except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring of Executive of a kind elsewhere provided including, but not limited to, benefits under the Executive’s Salary Continuation Agreement. No provision of this Agreement shall be interpreted to mean that Executive is subject to receiving fewer benefits than those available to him without reference to this Agreement.

14.	NO ATTACHMENT.

(a) Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to affect any such action shall be null, void, and of no effect.

(b) This Agreement shall be binding upon, and inure to the benefit of, Executive and the Bank and their respective successors and assigns.

15.	MODIFICATION AND WAIVER.

(a) This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

(b) No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future of as to any act other than that specifically waived.

16.	REQUIRED PROVISIONS.

(a) The Bank may terminate the Executive’s employment at any time, but any termination by the Bank, other than Termination for Cause, shall not prejudice Executive’s right to compensation or other benefits under this Agreement. Executive shall not have the right to receive compensation or other benefits for any period after Termination for Cause as defined in Section 8 hereinabove.

(b) If the Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the Bank’s affairs by a notice served under Section 5(d)(4)(D) or Section 5(d)(5)(A) of the Home Owners’ Loan Act (12 U.S.C. 1464(d)(4)(D) and (d)(5)(A) or under Section 407(g)(4) or Section 407(h) of the National Housing Act (12 U.S.C.1730(g)(4) and (h)), the Bank’s obligations under this contract shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank may in its discretion (i) pay the Executive all or part of the compensation withheld while their contract obligations were suspended and (ii) reinstate (in whole or in part) any of the obligations which were suspended.

(c) If the Executive is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Section 5(d)(4)(E) or Section 5(d)(5)(A) of the Home Owners’ Loan Act, (12 U.S.C. 1464(d)(4)(E) and (d)(5)(A))or under Section 407(g)(4) or Section 407(h) of the National Housing Act (12 U.S.C. 1730(g)(4) and (h)), all obligations of the Bank under this contract shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

(d) If the Bank is in default as defined in Section 401(d) of the National Housing Act, all obligations of the Bank under this contract shall terminate as of the date of default, but this paragraph shall not affect any vested rights of the contracting parties.

(e) All obligations of the Bank under this contract shall be terminated, except to the extent determined that continuation of the contract is necessary for the continued operation of the institution, (i) by the Federal Savings and Loan Insurance Corporation (“FSLIC”), at the time FSLIC enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 406(f) of the National Housing Act (12 U.S.C. 1729(f)); or (ii) by the Federal Home Loan Bank Board (“FHLBB”), at the time the FHLBB or its Principal Supervisory Agent approves a supervisory merger to resolve problems related to the operations of the Bank or when the Bank is determined by the FHLBB to be in an unsafe or unsound condition. Any rights of the parties that have already vested, however, shall not be affected by such action.

17.	SEVERABILITY.

If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.

18.	HEADINGS FOR REFERENCE ONLY.

The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

19.	GOVERNING LAW.

This Agreement has been executed and delivered in the State of New Jersey, and its validity, interpretation, performance, and enforcement shall be governed by the laws of said State but only to the extent not superseded by Federal law.

20.	ARBITRATION.

Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in New Jersey in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction; provided, however, that Executive shall be entitled to seek specific performance of his right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

21.	PAYMENT OF LEGAL FEES.

All reasonable legal fees paid or incurred by Executive pursuant to any dispute or question of interpretation relating to this Agreement shall be paid or reimbursed by the Bank, if Executive is successful.

22.	INDEMNIFICATION.

The Bank shall provide Executive (including his heirs, executors and administrators) with coverage under a standard directors’ and officers’ liability insurance policy at their expense, or in lieu thereof, shall indemnify Executive (and his heirs, executors and administrators) to the fullest extent permitted under Federal law against all expenses and liabilities reasonably incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved by reason of his having been a director or officer of the Bank (whether or not he continues to be a director or officer at the time of incurring such expenses or liabilities), such expenses and liabilities to include, but not be limited to, judgments, court costs and attorneys’ fees and the cost of reasonable settlements, such settlements to be approved by the Board of Directors of the Bank, if such action against Executive in his capacity as a officer or director the Bank, however, shall not extend to matters as to which Executive is finally adjudged to be liable for willful misconduct in the performance of his duties.

SIGNATURES

IN WITNESS WHEREOF, the Bank has caused this Agreement to be executed and its seal to be affixed hereunto by its duly authorized officer, and Executive has signed this Agreement, on the 23rd day of October, 2007.

ATTEST:	PAMRAPO SAVINGS BANK, S.L.A.

/s/ Margaret Russo	By:	/s/ Kenneth D. Walter
Secretary

[SEAL]

WITNESS:

/s/ Judith McAuliffe	By:	/s/ William J. Campbell
William J. Campbell